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        As filed with the Securities and Exchange Commission on November 5, 1997

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                       __________________________________

                                    FORM 15

 Certification and Notice of Termination of Registration Under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
     Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                     __________________________________

                         Commission File No. 0-10156

                           CAIRN ENERGY USA, INC.
           (Exact name of registrant as specified in its charter)


                        8115 PRESTON ROAD, SUITE 500
                             DALLAS, TEXAS 75225
                               (214) 369-0316
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          COMMON STOCK, $.01 PAR VALUE
            (Title of each class of securities covered by this Form)


                                    NONE
      (Title of all other classes of securities to which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)       [x]        Rule 12h-3(b)(1)(ii)      [ ]
         Rule 12g-4(a)(1)(ii)      [ ]        Rule 12h-3(b)(2)(i)       [ ]
         Rule 12g-4(a)(2)(i)       [ ]        Rule 12h-3(b)(2)(ii)      [ ]
         Rule 12g-4(a)(2)(ii)      [ ]        Rule 15d-6                [ ]
         Rule 12h-3(b)(1)(i)       [x]

Approximate number of holders of record as of the certification or notice date:
                                     ONE

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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Cairn Energy USA, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                            CAIRN ENERGY USA, INC.



DATE:  November 5, 1997                     By:      /s/ JOSEPH A. REEVES, JR.
                                               ---------------------------------
                                                     Joseph A. Reeves, Jr.
                                                     Chairman of the Board and
                                                     Chief Executive Officer





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